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Exhibit 11

                          CYTOCLONAL PHARMACEUTICS INC.


                   COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                   (unaudited)

                                     Primary

                                                                                      Three Months                Three Months
                                                                                          Ended                       Ended
                                                                                        March 31,                   March 31,
                                                                                          1996                        1997
                                                                                  ----------------------     -----------------------

Net (loss)                                                                              ($657,000)                   ($738,000)

Add cumulative preferred dividend                                                        (345,000)                     (78,000)
                                                                                       ----------                     --------
NET (LOSS) USED FOR COMPUTATION                                                       ($1,002,000)                   ($816,000)

Weighted average number of common shares outstanding                                    7,569,918                    7,934,488
                                                                                       ----------                    ---------
Net (loss) per common share                                                                ($0.13)                      ($0.10)






















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